ARTICLES OF AMENDMENT

                                       OF

                      IDS High Yield Tax-Exempt Fund, Inc.


         Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, IDS High Yield Tax-Exempt Fund, Inc., incorporated under the laws of the State of Minnesota on April 8, 1986, amends its Articles of Incorporation to change the name of the corporation to AXP High Yield Tax-Exempt Fund, Inc. The new
Article I shall be:

                                ARTICLE I - NAME

        The name of this corporation (hereinafter called the "Fund") is:

                      AXP High Yield Tax-Exempt Fund, Inc.

         The resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the shares present and entitled to vote at a regular meeting of shareholders on June 16, 1999, held pursuant to a written notice given to each shareholder in the manner provided in Section 302A.435.

Dated this 16th day of June, 1999.

                                   AXP High Yield Tax-Exempt Fund, Inc.


                                   By /s/   Leslie L. Ogg
                                      ------------------------
                                             Leslie L. Ogg
                                              Vice President and Secretary

STATE OF MINNESOTA)
                  )ss.
COUNTY  OF  DAKOTA)

         The foregoing instrument was acknowledge before me this 16th day of June, 1999.


                                   By /s/   Diane R. Kepp
                                      ------------------------
                                            Notary Public